EXHIBIT 99.1

NEWS RELEASE

Contact:	Mike Geller	Trevor Gibbons	Stacy Feit
	Edelman	Edelman	Financial Relations Board
	(212) 729-2163	(212) 704-8166	(213) 486-6549

ASHFORD PRIME COMMENTS ON PREMATURE AND INACCURATE
STATEMENTS MADE BY SESSA CAPITAL REGARDING ANNUAL
MEETING

Sessa’s Statements Demonstrate Serious Lack of Public Company Knowledge

Sessa’s Track Record of Inexperience and Missteps Continues to Grow

DALLAS, March 21, 2016 -- Ashford Hospitality Prime, Inc., (NYSE: AHP) (“Ashford Prime” or the “Company”) today issued the following statement in response to the misguided questions by Sessa Capital (“Sessa”) in its March 17, 2016 press release regarding whether or when the Company would hold a 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). Sessa’s premature and inaccurate claim on the timing of the Company’s 2016 Annual Meeting demonstrates Sessa’s inexperience and lack of thorough analysis, which the Company believes should deeply trouble stockholders.  Recent examples include:

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Inability to research historical governance precedent: Sessa’s claim regarding the scheduling of the 2016 Annual Meeting is premature and inconsistent with Ashford Prime’s practices. Ashford Prime has always announced the date for its Annual Meeting of Stockholders at the time of the filing of the Company’s proxy statement. (See the April 14, 2014 announcement for the May 13, 2014 meeting here and the March 26, 2015 announcement for the May 12, 2015 meeting here). Ashford Prime will announce the official date of the 2016 Annual Meeting soon, consistent with past practice. Sessa’s statements about the meeting date appear to be merely another attempt to mislead and distract stockholders from the fact that Sessa is trying to seize control of their Company. The Company is committed to providing stockholders with all the information they will need to cast an informed vote and to correct any and all false or misleading statements that any other parties may make.

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Inability to understand the Company’s advisory contract cannot be unilaterally changed:  Sessa’s failure to properly diligence or understand the Company’s contractual obligations with Ashford Inc., which are important and clearly disclosed, should deeply trouble Sessa’s investors.  The Company’s obligations are clearly defined in an Advisory Agreement, which has been filed with the SEC.  The Company believes that Sessa fails to understand that the change of control termination fee was included in the Advisory Agreement prior to Sessa’s initial purchase of Ashford Prime shares and that the provisions governing such fee cannot be unilaterally amended without the consent of Ashford Inc.

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Inability to file lawsuits in proper jurisdictions: Sessa’s decision to commence litigation in Maryland and then subsequently dismiss the same litigation two weeks after the Company’s filing of a motion to dismiss demonstrates, the Company believes, Sessa’s wastefulness in choosing the wrong jurisdiction and willingness to waste the Company’s resources dealing with their frivolous litigation.

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Inability to follow simple Company bylaws when attempting to nominate a slate: Sessa violated multiple key Company bylaw provisions, causing Sessa’s purported director nominees to be ineligible to stand for election, despite being given several opportunities to correct such violations.

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Inability to nominate a slate with notable hotel experience: Sessa’s nominated directors have almost no relevant hospitality or lodging experience, despite the expertise needed to oversee and operate a hotel REIT.

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Inability to conduct proper due diligence on purported director nominees: As the Company has previously highlighted, the Company has identified nearly a dozen instances of Sessa’s hand-picked nominee, Phillip B. Livingston, apparently misrepresenting himself as a Certified Public Accountant, which casts serious doubt upon the suitability of Livingston to serve as a director and Sessa’s ability to conduct simple diligence on its own nominees.

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Inability to allow the Company to complete the strategic review process Sessa is asking the Company to complete: Sessa’s litigious strategy against the Company in no way positively supports the strategic alternatives process the Company is undertaking to increase stockholder value.  Rather, the Company believes, it complicates and undermines that process by distracting the independent directors from their primary task of completing the review.  The Company began its strategic alternatives review on its own accord, without prompting from Sessa, and the Company’s independent directors continue to work through that review process.

•	Inability to propose a unique strategic plan: Despite Sessa’s denial of its pursuit for a quick sale, Sessa has failed to articulate a single actionable strategy for the Company.

The Company believes that Sessa’s premature comments regarding the 2016 Annual Meeting, as well as the above examples, demonstrate Sessa’s focus on its own short-term interests at the expense of long-term stockholder value. Since the inception of Ashford Prime, the Company’s Board and management team have been committed to upholding the interests of its stockholders. The Company and the Board are entirely focused on maximizing value for all stockholders and continue to conduct a thorough review of strategic alternatives in alignment with this objective.

Ashford Prime is a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets.

Ashford Prime has retained Cadwalader Wickersham & Taft LLP as legal counsel. Moelis & Company LLC is acting as financial advisor to Ashford Prime in connection with Sessa’s proxy contest and Deutsche Bank Securities Inc. is acting as independent financial advisor in connection with the Company’s strategic review process.

Forward-Looking Statements

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties.  When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements.  Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime's control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.  These and other risk factors are more fully discussed in Ashford Prime's filings with the Securities and Exchange Commission (the “SEC”).
The forward-looking statements included in this press release are only made as of the date of this press release.  Investors should not place undue reliance on these forward-looking statements.  We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
Important Information

Ashford Hospitality Prime, Inc. (“Ashford Prime”) plans to file with the SEC and furnish to its stockholders a Proxy Statement in connection with its 2016 Annual Meeting, and advises its stockholders to read the Proxy Statement relating to the 2016 Annual Meeting when it becomes available, because it will contain important information. Stockholders may obtain a free copy of the Proxy Statement and other documents (when available) that Ashford Prime files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from Ashford Prime by directing a request to Ashford Hospitality Prime, Inc., Attn: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600.
Certain Information Concerning Participants

Ashford Prime, its directors and named executive officers may be deemed to be participants in the solicitation of Ashford Prime’s stockholders in connection with its 2016 Annual Meeting. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Ashford Prime’s proxy statement dated April 17, 2015, which is filed with the SEC. To the extent holdings of Ashford Prime’s securities have changed since the amounts printed in the proxy statement, dated April 17, 2015, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

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